UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):  March 23, 2007

Hawaiian Telcom Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-131152	16-1710376
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

1177 Bishop Street

Honolulu, Hawaii  96813

(Address of principal executive offices)

808-546-4511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Other Events

On March 23, 2007, Mr. Patrick T. Hogan, Vice President and Controller, announced he would be leaving the Company to accept a new position.  He will be succeeded by Mr. Robert F. Reich, 47, who will become Vice President and Controller effective as of April 16, 2007.  Mr. Reich has served as Vice President, Controller and Treasurer of McLeodUSA, Inc. since August 2005, and Assistant Corporate Controller from November 2002 to August 2005.  Prior to that, Mr. Reich was Assistant Vice President, Corporate Financial Planning, of Canadian National Railway/Wisconsin Central Transportation Corporation.

The employment letter agreement between the Company and Mr. Reich provides for an annual base salary of $195,000, eligibility to receive an annual bonus under the Company’s non-union bonus plan (maximum of 50% of base salary), and eligibility to receive a non-qualified stock option under the Company’s stock option plan.  In the event of termination of employment by the Company without cause, Mr. Reich would be entitled to severance based on his base salary, subject to certain conditions.  A copy of Mr. Reich’s employment letter agreement is attached hereto as Exhibit 10.1.

In addition, the Company announced that Mr. Daniel P. O’Brien, Senior Vice President and Chief Financial Officer, will be leaving the Company and will work to transition his duties to a successor Chief Financial Officer.  A successor is expected to be named soon and the transition is expected to be completed by the end of April.  Mr. O’Brien will remain in his role through the transition.

A copy of the press release announcing the above-described events is attached hereto as Exhibit 99.1.

Item 9.01.         Financial Statements and Exhibits

(d)     Exhibits

10.1	Employment letter agreement, effective as of March 8, 2007, by and between Robert F. Reich and Hawaiian Telcom Communications, Inc.

99.1	Press release dated March 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2007
HAWAIIAN TELCOM COMMUNICATIONS, INC.

/s/ Alan M. Oshima
Alan M. Oshima Senior Vice President, General Counsel and
Secretary